Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

•Full year new awards of $15.1 billion; 85% reimbursable
•Ending backlog of $28.5 billion; 79% reimbursable
•Strong operating cash flow for 2024 of $828 million; highest OCF generation since 2015
•Q4 share repurchases of $125 million; $300 million planned for 2025
•$1.6 billion gain recognized from deconsolidation of NuScale investment

IRVING, TX (February 18, 2025) - Fluor Corporation (NYSE: FLR) announced financial results for its year ended December 31, 2024. Revenue for 2024 was $16.3 billion and net income attributable to Fluor was $2.1 billion, or $12.30 per diluted share, reflecting the deconsolidation and subsequent remeasurement of Fluor’s investment in NuScale. Consolidated segment profit1 for the year was $635 million, compared to $537 million in 2023. Including the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted EBITDA1 of $530 million and adjusted diluted earnings per share1 of $2.32 for 2024.

2024 quarter and full year results include equity method earnings of $2,105 million which include $2,221 million for deconsolidation and remeasurement of our investment in NuScale and a $116 million provision related to a jury verdict against a Fluor joint venture on an infrastructure project completed over 12 years ago. The client sued over alleged incorrect designs performed by a subcontractor. We believe that the jury verdict does not accurately reflect the evidence at trial and we are evaluating all options that may eliminate most, if not all, of the provision taken. This provision does not reflect any offsetting recoveries that we believe are owed to the joint venture.

“Our results for 2024 reflect our four-year journey of building a robust reimbursable backlog across diverse end markets, strengthening our capital structure, developing strong engineering and project execution teams, and commencing our capital allocation program,” said David Constable, chairman and chief executive officer of Fluor. "These efforts have positioned Fluor to deliver significant value and opportunities for our clients, employees and shareholders."

Full year new awards were $15.1 billion compared to $19.5 billion a year ago. Ending backlog for 2024 was $28.5 billion compared to $29.4 billion in the prior year. General and administrative expenses for 2024 were $203 million compared to $232 million a year ago. This decrease is due to a reduction in performance-based compensation. Fluor’s cash and marketable securities at the end of the year were $3.0 billion, up 14% from 2023.

____________________

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

Fourth Quarter Results
Fourth quarter 2024 results include net earnings attributable to Fluor of $1.9 billion, or $10.57 per diluted share, compared to net loss attributable to Fluor of $21 million, or $0.12 per diluted share in the fourth quarter of 2023. Results include the equity method earnings previously described.

Revenue for the quarter was $4.3 billion compared to $3.8 billion a year ago. Consolidated segment profit for the fourth quarter of 2024 totaled $206 million compared to $85 million a year ago. G&A expenses in the fourth quarter were $55 million, similar to last year. New awards for the quarter were $2.3 billion compared to $7.6 billion in 2023.

Including the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted EBITDA of $154 million and adjusted EPS of $0.48 for the fourth quarter of 2024.

Outlook

We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

In consideration of the timing of new awards and the pace of execution on the existing backlog, we are establishing an adjusted EBITDA guidance for 2025 of $575 to $675 million and adjusted EPS of $2.25 to $2.75 per share. Estimates for 2025 assume a tax rate of 30 to 35% percent. We will share our view on the markets over the next four years at our upcoming strategy update event on April 2nd.
Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Urban Solutions profit improved to $304 million in 2024 compared to $268 million in 2023. Full year revenue for the segment increased to $7.2 billion compared to $5.3 billion a year ago. Revenue in 2024 significantly increased compared to 2023 primarily due to the ramp up of execution activities on several recently awarded projects including two life sciences projects, and multiple large mining and metals projects. New awards for 2024 were $9.5 billion, compared to $10.1 billion in 2023. Ending backlog increased to $17.7 billion up from $14.8 billion a year ago.

Energy Solutions reported a profit of $256 million in 2024 compared to $381 million in 2023. Segment profit in 2024 was impacted by cost growth related to schedule challenges and reduced productivity on a large project in the late stages of execution. Revenue for 2024 was $6.0 billion, down from $6.3 billion in the previous year. Revenue declined during 2024 primarily due to a decline in execution activity for several projects nearing completion, a deferral of revenue recognized on a large project and lower revenue contributions from refinery projects in Mexico. Full year new awards in 2024 totaled $3.2 billion, compared to $6.9 billion in 2023. Ending backlog was $7.6 billion compared to $9.7 billion a year ago.

Mission Solutions profit improved to $153 million in 2024 compared to $116 million a year ago. Full year revenue for the segment of $2.6 billion is compared to $2.7 billion a year ago. Revenue declined slightly during 2024 compared to 2023 due to the cancellation of a project in 2023. Full year new awards in 2024 were $1.9 billion, compared to $1.1 billion in 2023. Ending backlog was $2.7 billion compared to $3.9 billion a year ago. Backlog does not reflect ongoing contributions from projects recognized as equity method investments.

The Other segment, which includes the operations of NuScale prior to deconsolidation and the Stork and AMECO business prior to their sale, reported full year revenue of $506 million and a loss of $78 million. We completed the sale of Stork's U.K. operations in the first quarter of 2025. We expect the Other segment to be immaterial in 2025.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern Time on Tuesday, February 18, which will be webcast live and can be accessed at investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.
A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week.

Non-GAAP Financial Measures
This news release contains discussions of consolidated segment profit (loss) and margin, adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding equity method earnings and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO equipment businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. For prior period comparisons, adjusted weighted average diluted shares outstanding assumed the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 27,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $16 billion in 2024 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to resolution of outstanding claims or lawsuits, strategic and operation plans, future growth, new awards, backlog, earnings, capital allocation plans and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; risks related to the use of artificial intelligence and similar technologies; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; GAAP earnings volatility due to recurring fair value measurements of our investment in NuScale; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; restrictive covenants contained in the agreements governing our debt; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 18, 2025. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (1)

	Three Months Ended December 31,				Year Ended December 31,
(in millions)	2024		2023		2024		2023
Revenue
Urban Solutions	$1,999		$1,420		$7,239		$5,262
Energy Solutions	1,520		1,422		5,976		6,307
Mission Solutions	654		646		2,594		2,655
Other	87		332		506		1,250
Total revenue	$4,260		$3,820		$16,315		$15,474

Segment profit (loss) $ and margin %
Urban Solutions	$81	4.1%	$147	10.4%	$304	4.2%	$268	5.1%
Energy Solutions	63	4.1%	26	1.8%	256	4.3%	381	6.0%
Mission Solutions	45	6.9%	31	4.8%	153	5.9%	116	4.4%
Other	17	19.5%	(119)	NM	(78)	NM	(228)	NM
Total segment profit $ and margin %	$206	4.8%	$85	2.2%	$635	3.9%	$537	3.5%

G&A	(55)		(55)		(203)		(232)
Foreign currency gain (loss)	34		(36)		92		(98)
Interest income (expense), net	35		49		150		168
Earnings (loss) attributable to NCI	3		(19)		(61)		(60)
Earnings before taxes	223		24		613		315
Income tax expense	(463)		(64)		(634)		(236)
Net earnings (loss) before equity method earnings	(240)		(40)		(21)		79
Equity method earnings	2,105		—		2,105		—
Net earnings (loss)	1,865		(40)		2,084		79
Less: Net earnings (loss) attributable to NCI	3		(19)		(61)		(60)
Net earnings (loss) attributable to Fluor	$1,862		$(21)		$2,145		$139

New awards
Urban Solutions	$1,376		$5,052		$9,493		$10,141
Energy Solutions	406		2,153		3,246		6,871
Mission Solutions	429		40		1,910		1,055
Other	97		363		474		1,461
Total new awards	$2,308		$7,608		$15,123		$19,528

New awards related to projects located outside of the U.S.					38%		76%

(in millions)	December 31, 2024	December 31, 2023
Backlog
Urban Solutions	$17,749	$14,848
Energy Solutions	7,605	9,722
Mission Solutions	2,727	3,945
Other	403	926
Total backlog	$28,484	$29,441

Backlog related to projects located outside of the U.S.	55%	62%
Backlog related to reimbursable projects	79%	76%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

SUMMARY OF CASH FLOW INFORMATION

	Year Ended December 31,
(in millions)	2024	2023
OPERATING CASH FLOW	$828	$212

INVESTING CASH FLOW
Proceeds from sales and maturities (purchases) of marketable securities	(60)	(141)
Capital expenditures	(164)	(106)
NuScale cash deconsolidated	(131)	—
Proceeds from sales of assets (net of cash divested)	82	(5)
Investments in partnerships and joint ventures	(93)	(33)
Return of capital from partnerships and joint ventures	34	8
Other	(1)	—
Investing cash flow	(333)	(277)

FINANCING CASH FLOW
Repurchase of common stock	(125)	—
Proceeds from issuance of 2029 Notes, net of issuance costs	—	560
Capped call transactions related to 2029 Notes	—	(73)
Purchases and retirement of debt	(57)	(249)
Proceeds from sale of NuScale interest	80	—
Dividends paid on CPS	—	(29)
Make-whole payment on conversion of CPS	—	(27)
Distributions paid to NCI	(14)	(53)
Capital contributions by NCI	—	10
Other	—	(12)
Financing cash flow	(116)	127

Effect of exchange rate changes on cash	(69)	18
Increase in cash and cash equivalents	310	80
Cash and cash equivalents at beginning of year	2,519	2,439
Cash and cash equivalents at end of year	$2,829	$2,519

Cash paid during the year for:
Interest	$42	$53
Income taxes (net of refunds)	13	169

RECONCILIATION OF U.S. GAAP NET EARNINGS ATTRIBUTABLE TO FLUOR TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	Three Month Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Net earnings (loss) attributable to Fluor	$1,862	$(21)	$2,145	$139
Less: Dividends on CPS	—	—	—	29
Less: Make-whole payment on conversion of CPS	—	—	—	27
Net earnings (loss) available to Fluor common stockholders	$1,862	$(21)	$2,145	$83
Exclude: Stork and AMECO businesses marketed for sale	(19)	93	(4)	141
Net earnings from core operations	1,843	72	2,141	224
Adjustments:
Dividends on CPS	—	—	—	29
Make-whole payment on conversion of CPS	—	—	—	27
Equity method earnings	(2,105)	—	(2,105)	—
Tax expense on equity method earnings	376	—	376	—
NuScale expenses	—	32	95	94
ICA Fluor embedded derivatives	1	(6)	(46)	17
Tax expense (benefit) on ICA Fluor embedded derivatives	—	2	14	(5)
Foreign currency (gain) loss	(34)	36	(92)	98
Tax expense (benefit) on foreign currency gain/loss	3	(7)	22	(20)
G&A: Reserve for legacy legal claims	—	—	—	3
G&A: NuScale marketing costs borne by Fluor	—	—	—	5
SEC investigation	—	(12)	—	—
Adjusted net earnings	$84	$117	$405	$472

Diluted EPS available to Fluor common stockholders	$10.57	$(0.12)	$12.30	$0.54
Adjusted EPS	$0.48	$0.68	$2.32	$2.73

Weighted average diluted shares outstanding	176	173	174	153
Assumed conversion of CPS	—	—	—	20
Adjusted weighted average diluted shares outstanding	176	173	174	173

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) ATTRIBUTABLE TO FLUOR ADJUSTED EBITDA (1)
	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31
(in millions)	2024	2023	2024	2023

Net earnings (loss) attributable to Fluor	$1,862	$(21)	$2,145	$139
Interest income	(35)	(49)	(150)	(168)
Tax expenses	463	64	634	236
Depreciation & amortization	20	18	73	74
Equity method earnings	(2,105)	—	(2,105)	—
EBITDA	$205	$12	$597	$281

Adjustments:
Exclude: Stork and AMECO businesses marketed for sale	$(17)	$83	$(24)	$115
Exclude: NuScale loss	—	32	95	94
G&A: NuScale marketing costs borne by Fluor	—	—	—	5
Add back: ICA Fluor embedded derivatives	1	(6)	(46)	17
G&A: Foreign currency (gain) loss	(34)	36	(92)	98
G&A: Reserve for legacy legal claims	—	—	—	3
G&A: SEC investigation	—	(12)	—	—
Adjusted EBITDA	$154	$145	$530	$613

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

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